                                                                     EXHIBIT 2.2



       SECOND AMENDMENT TO LIMITED LIABILITY COMPANY INTEREST PURCHASE AND
                             CONTRIBUTION AGREEMENT

         THIS SECOND AMENDMENT TO LIMITED LIABILITY COMPANY INTEREST PURCHASE AND CONTRIBUTION AGREEMENT ("Amendment") is made and entered into as of the ____ day of February, 2000, by and among Allied Products Corporation, a Delaware corporation ("Allied"), Bush Hog Investors, L.L.C., a Delaware limited liability company ("Crown"), and Bush Hog, L.L.C., a Delaware limited liability company (the "Company"). Unless otherwise defined herein, capitalized terms used herein shall have the same meanings assigned to them in the Limited Liability Company Interest Purchase and Contribution Agreement dated as of October 21, 1999 (the "Agreement") between Allied, Crown and the Company.

                                   WITNESSETH:

         WHEREAS, Allied, Crown and the Company entered into the Agreement, which provides for (i) Allied selling, contributing, transferring and assigning to the Company the Purchased Assets subject solely to the Assumed Liabilities; (ii) Allied selling to Crown eighty and one-tenth percent (80.10%) of the limited liability company interests in the Company; and (iii) Crown and Allied entering into a limited liability company agreement;

         WHEREAS, pursuant to a Loan Agreement dated December 16, 1999 Henry Crown and Company (Not Incorporated),an affiliate of Crown, ("HCC") made a $5,000,000 loan ("Loan") to Allied to provide working capital for the Bush Hog and Great Bend divisions of Allied until the closing under the Agreement. The Loan is evidenced by a promissory note and secured by a mortgage and security agreement on certain of Allied's property in Selma, Alabama (the loan agreement, promissory note, mortgage, security agreement and any other documents evidencing such loan and the security therefore herein called the "Loan Documents");

         WHEREAS, as a condition of the Loan, Crown, the Company and Allied amended the Agreement pursuant to a First Amendment To Limited Liability Company Interest Purchase And Contribution Agreement ("First Amendment") which amendment granted Crown the option to terminate the Agreement if (i) all amounts owed to HCC under the Loan and Loan Documents, including interest, principal and penalties, have not been paid to HCC on or before February 15, 2000; (ii) the Closing has not occurred on or before February 15, 2000 or (ii) if Allied is in default under the Loan Documents. The First Amendment also amended and restated in their entirety Schedule 1.5(a)-3 and
Exhibit 5.3 of the Agreement (the Agreement as amended by the First Amendment herein called the "Amended Agreement"); and

         WHEREAS, Allied, Crown and the Company desire to amend the Amended Agreement to defer certain dates contained in the First Amendment and to clarify certain provisions of Exhibit 5.3.
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         NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, Allied, Crown and the Company do hereby agree as follows:

         1. SECTION 1.5. The reference to "One Hundred Twenty Million Eighty-Six Thousand Forty One Dollars ($120,086,041)" in Section 1.5(a) and
Section 1.5(c) is hereby deleted and replaced with "One Hundred Twelve Million Seventy-Six Thousand and Forty One Dollars ($112,076,041).

         2.    SECTION 10.1(d). The date of February 15, 2000 referred to
Section 10.1(d) of the Amended Agreement is hereby deleted in its entirety and replaced with the date of March 6, 2000.

         3.    SECTION 10.1(e). The date of February 29, 2000 referred to
Section 10.1(e) of the Amended Agreement is hereby deleted in its entirety and replaced with the date of March 31, 2000.

         4. SECTION 10.1(g). Section 10.1(g) of the Amended Agreement is amended in its entirety to read as follows:

                           (g) By Crown, if Allied defaults in any manner under the Loan Documents or if all amounts payable to HCC under the Loan Documents have not been paid on or before March 6, 2000."

         5. EXHIBIT 5.3. Section 7.1(c) of Exhibit 5.3, the Limited Liability Company Agreement, of the Amended Agreement is hereby amended in its entirety to read as follows:

                  (c) Crown and the Company shall have thirty (30) days after receipt of the Allied Sale Notice ("Election Period") either (i) to notify Allied in writing that they will purchase the Allied Interest on the terms proposed by Allied as described in SECTION 7.1(b) ("Purchase Notice") or (ii) if neither the Company or Crown desire to purchase the Allied Interest on the terms proposed by Allied, to notify Allied in writing ("Appraisal Notice") of the election to initiate the Appraisal Process. If either Crown or the Company give Allied an Appraisal Notice, then Crown and the Company shall have twenty (20) days after receipt of the written notice ("Appraisal Period") of the Appraised Value to notify Allied in writing ("Appraised Value Purchase Notice") that they will purchase the Allied Interest at the Appraised Value. If neither the Company or Crown sends to Allied a Purchase Notice or Appraisal Notice within the Election Period or if the Company or Crown sends an Appraisal Notice within the Election Period but do not send an Appraised Value Purchase Notice within the Appraisal Period, then Allied shall have the option, which it may exercise by sending written notice to the Manager, Crown and the Company, within thirty (30) days after the Election Period or the Appraisal Period, whichever is applicable, (the "Sale Transaction Notice"), to require that the Manager sell all of the assets of the Company. In lieu of selling all of the assets of the Company, the Manager may, in its discretion, require that the Members sell all of their Membership Interests or cause the Company to enter into another transaction which effectively constitutes a sale of the Company, in which event the provisions of
         SECTION 7.3 (d) AND (e) shall apply to such sale (the "Sale Transaction"). The Manager shall have the sole discretion to negotiate the


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

         terms and conditions of any Arms Length Sale Transaction. If within one hundred eighty (180) days after Allied sends the Sales Transaction Notice to the Manager, the Manager has not made reasonable efforts to effectuate an Arms Length Sale Transaction, Allied shall have the right to engage an investment banking firm and/or otherwise pursue an Arms Length Sale Transaction. The Manager will be deemed to be making reasonable efforts to effectuate an Arms Length Sale Transaction, if it has engaged an investment banking firm which is making reasonable efforts to effectuate an Arms Length Sale Transaction. An Arms Length Sale Transaction is a Sale Transaction in which all Members are treated equally with respect to their Membership Interests, in proportion to their Percentage Interests, and the purchaser is not an Affiliate of Crown or the Allied Owners. The transactional costs related to a Arms Length Sale Transaction shall be paid, at the option of the Manager, by the Company or the Members based on their respective Percentage Interests at the date of the Allied Sale Notice. If Allied does not issue the Sale Transaction Notice in accordance with this SECTION 7.1(c), then Allied may not issue an Allied Sale Notice to Crown pursuant to SECTION 7.1(b) for 1 year after the Election Period.

         6. Section 7.1(f) of Exhibit 5.3 of the Amended Agreement is amended by changing the reference to Section 7.1(b)(i) to Section 7.1(b).

         7. Section 7.3 (d) of Exhibit 5.3 of the Amended Agreement is amended in its entirety to read as follows:

         (d) In the event Crown has exercised the Drag-Along Option or Allied has exercised the Tag-Along Option or in the case of a Sale Transaction, the Allied Owners shall receive the same total consideration, on a pro rata basis according to their respective Percentage Interests, as the Crown Owners receive pursuant to the Proposed Sale or the Sale Transaction.

         8. Section 8.1(c) of Exhibit 5.3 of the Amended Agreement is amended in its entirety to read as follows:

                  (a) "Appraisal Process" refers to the situation where the Company, Allied, Crown or the Declining Member, as the case may be, (i) within sixty (60) days of the Manager's request for Optional Capital more than twenty-four (24) months after the date hereof, (ii) within thirty (30) days of Crown's election to initiate the Appraisal Process pursuant to SECTION 7.1(b) or (iii) within sixty (60) days of Crown's election to initiate the Appraisal Process pursuant to SECTION 7.4(b), either agree or fail to agree on the Fair Market Value of the Company (the applicable sixty (60) day period or thirty (30) day period herein called the "Negotiation Period"). In the event of such a failure to reach agreement within such Appraisal Period, Crown and Allied shall provide the other with a final good faith proposed Fair Market Value of the Company (the "Crown Final Proposal" and the "Allied Final Proposal"), in writing, within ten (10) business days after the expiration of such Negotiation Period. Crown and Allied shall then choose an investment banking firm or accounting firm (the "Appraiser") to determine the Fair Market Value of the Company within thirty (30) days of the engagement of such firm; provided, however,


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

         that the Fair Market Value of the Company must either: (i) equal the Crown Final Proposal or the Allied Final Proposal, or (ii) fall somewhere between the Crown Final Proposal and the Allied Final Proposal.

                           (i) The value of the Company determined by the
                  Appraisal Process (the "Appraised Value") shall be final and binding upon the parties. Any determination of the Appraised Value of the Company pursuant to an Appraisal Process shall also be binding upon the Company and all of the Members with respect to any future determination of the Fair Market Value of the Company or Appraised Value (for the twenty-four (24) month period following the valuation date of the Appraisal Process), except that the Appraised Value shall be increased by (i) the cumulative amount of all Optional Contributions after the date the Appraised Value was determined, and shall be reduced by (ii) Cumulative Distributions after the date the Appraised Value was determined, and shall be further increased or reduced by (iii) the Net Cumulative Earnings or Deficit, respectively. Provided, however, that Allied, on behalf of the Allied Owners, or Crown, on behalf of the Crown Owners, may choose not to be bound by an Appraised Value which is more than 3 months old and related to a different matter (e.g. a prior Optional Capital call), and instead elect to have a new Appraisal Process, as long as the Member electing to begin the new Appraisal Process, and its Affiliates that are Members, bears the entire cost of such Appraisal Process and notifies the other Member and the Manager as follows:

                                    (A) if the Appraised Value is to be used in
                           connection with the Manager's request for Optional Capital more than twenty four (24) months after the date hereof, within 5 days after receipt of the Manager's request, and

                                    (B) if the Appraised Value is to be used in
                           connection with Crown's election to initiate the Appraisal Process pursuant to SECTION 7.1(b) or
                           SECTION 7.4(b), within 5 days after delivery of delivery of Crown's notice.

                           (ii) If Crown and Allied are unable to agree on the
                  Appraiser within fifteen (15) days after the Negotiation Period, Crown and Allied each shall choose an investment banking firm or accounting firm, and direct such firms to choose, within fifteen (15) days, the Appraiser who shall perform the Appraisal Process.

                           (iii) The cost of the Appraiser shall be split evenly
                  between Crown and Allied.

         9. RATIFICATION. Except as set forth in this Amendment, all of the terms, covenants, and conditions of the Agreement as amended and all the rights and obligations of Allied, Crown and the Company thereunder, shall remain in full force and effect, and are not otherwise altered, amended, revised, or changed.


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

         10. COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.



                       [SIGNATURES ON THE FOLLOWING PAGE]


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

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.


ALLIED:                                     CROWN:

ALLIED PRODUCTS CORPORATION,                BUSH HOG INVESTORS, L.L.C., a
a Delaware corporation                      Delaware limited liability company





By:  /s/ Richard A. Drexler                 By:  Henry Crown and Company (Not
     ----------------------                 Incorporated), an Illinois limited
       Its:  President                      partnership, its manager



                                            By:     /s/ William H. Crown
                                                    --------------------
                                                      a General Partner
COMPANY:

BUSH HOG, L.L.C., a Delaware limited
liability company

By:     Allied Products Corporation
Its:    Manager

        By:  /s/ Richard A. Drexler
             ----------------------
        Its:  President


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